UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.            )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LogicMark, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

On July 12, 2022, LogicMark, Inc. (the “Company”) issued a press release (the “Release”), regarding the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on Thursday, August 25, 2022 (the “Annual Meeting”), which included a letter distributed to the Company’s stockholders by e-mail on July 12, 2022 regarding the Annual Meeting from Chia-Lin Simmons, the Company’s Chief Executive Officer (the “Letter”). The Letter provides operational and financial updates since Ms. Simmons’ appointment as Chief Executive Officer in June 2021 and reminds stockholders to vote for each of the four proposals included in the Definitive Proxy Statement that the Company filed with the U.S. Securities and Exchange Commission (“SEC”) on June 30, 2022 (the “Definitive Proxy Statement”).

Also on July 12, 2022, the Company distributed to the Company’s stockholders a postcard (“the “Postcard”) regarding the Annual Meeting, the purpose of which was to encourage stockholders to vote for each of the four proposals included in the Definitive Proxy Statement.

The Release, Letter and Postcard each supplements the Definitive Proxy Statement and each of the Definitive Additional Materials that the Company filed with the SEC on July 5, 2022.

Below is a copy of the Release, which contains the content of the Letter.

LogicMark, Inc. Issues Letter Reminding Shareholders to Vote in Favor of its Upcoming Annual Meeting Proxy Proposals to Continue Positive Momentum

Louisville, KY, July 12, 2022 – LogicMark, Inc. (Nasdaq: LGMK) (the “Company” or “LogicMark”) (formerly Nxt-ID, Inc.), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, today issued the following letter to LogicMark shareholders in connection with the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”) to be held on August 25, 2022.

For information about the 2022 Annual Meeting please visit https://www.logicmark.com

The full text of the letter follows.

July 12, 2022

Dear Fellow Shareholders,

The Board of Directors and I urge shareholders to vote “For” all proposals contained in the Annual Meeting Proxy as each proposal is vital for LogicMark’s future success.

When I joined LogicMark I set out to redirect and invigorate the Company and address the problems of the past head on. In doing so, we have strengthened our financial condition, implemented strong corporate controls, expanded our intellectual property portfolio and added highly specialized talent who will serve with us as the change agents carrying forward LogicMark as a leader in the new care economy.

We are proud of our accomplishments to date as we work hard to execute our strategy to increase our product and service offerings, expand into new markets and diversify revenue generation to drive steady revenue growth and increase our margins. In September of last year, we raised $12.5 million which was used to pay down our term loan and solidify our balance sheet. We are now debt free. Our cash resources provide the necessary funding to enable us to invest in new product initiatives and enter new markets. Most recently, we have increased revenue year-on-year in Q1 2022 and we intend to keep the momentum going in Q2.

With a strong balance sheet and an ambitious strategy, we have invested in diverse and experienced talent to help us execute our objectives. In February of this year, Mark Archer and Rafael Saavedra joined the firm as our permanent Chief Financial Officer and VP of Engineering, respectively. Mr. Archer brings over 40 years of financial and operational experience, including assignments in technology and consumer products companies. Mr. Saavedra brings over 20 years of experience in building and leading globally distributed engineering teams. Their additions to the LogicMark team have been invaluable, enabling us to create new innovative solutions while remaining financially disciplined and focused.

We have also strengthened our board of directors, adding talented individuals with significant and relevant experience to the Company. In the past four months, we have added three new accomplished board members to help LogicMark execute its long-term goals and provide strategic direction for the Company.

In February, Sherice Torres was appointed to the board bringing her nearly 30 years of experience in marketing, brand management, strategic planning and change management for companies such as Google and Meta Platforms (formerly Facebook). In March, John Pettitt was appointed to the board bringing almost 40 years of experience in e-commerce and internet connection. During his career, Mr. Pettitt, as Chief Technology Officer, founded four successful startup companies, two of which successfully IPO’d and two sold to market leaders, VISA and Google. In May, Barbara Gutierrez was appointed to the board and is currently chairman of the audit committee. Ms. Gutierrez is a seasoned financial executive with over 30 years of experience in executive and financial leadership roles with high growth, entrepreneurial companies in various industries, including healthcare and technology. Our new board members add a significant amount of expertise and talent that will be invaluable as we continue to execute our strategy.

Since I joined LogicMark, we have also strengthened our intellectual property portfolio with the filing of five provisional patents critical to remote monitoring, artificial intelligence and machine learning for pattern recognition, fall detection and other compelling capabilities intended to drive high value in our R&D and product development efforts. Some of these capabilities have already been integrated into our exciting new products and more are on the way.

Moreover, I was proud to have been awarded the Gold Stevie Award in May of this year for Maverick of the Year - Consumer Products, recognizing our dedication and hard work to position LogicMark as a leading innovator in consumer products for senior care. Stevie judges for the category, noted how much we have accomplished at LogicMark in such a short time. One commented, “As a CEO and a woman of color leading a technology company Chia-Lin Simmons was able to quickly take over the leadership and turn around the company with additional investors, [continuing] her work in the field of AI/ML by filing two new provisional patents.” Another called Simmons a “pioneer in identifying the need for adult care and using the technology to enable the vision.”

While we have made significant progress over the past year in improving the overall business and focusing on the initiatives that are aimed at driving shareholder value creation, there is still a lot of work to do. With the ongoing support of our loyal shareholders, we are confident of a bright future for LogicMark. By voting “For” the proposals in the Annual Meeting proxy, we will be able to continue our progress, building on our recent success in accomplishing our ambitious goals and objectives.

Vote “For” for Proposal No. 1: The members of the Board of Directors each has the expertise and experience the company believes necessary to support the company’s continued transformation into a technology company focused on building solutions for the new care economy. Over the last year, the Company has added three new Board members who bring experience with technology, strategic marketing, rapid growth, and expertise in the care economy.

Vote “For” Proposal No. 2: Management considers the selection of BPM LLP to be in the best interests of the Company and its stockholders. After evaluating six potential audit firms, the Company believes that BPM is the best choice for the Company, both from a service and cost level.

Vote “For” for Proposal No 3: The Company believes that the 2022 Plan will allow it to continue to attract able directors, employees, consultants, and independent contractors and enable them to acquire and maintain Common Stock ownership in the Company. Concurrent with the adoption of this new Plan, the Company’s two existing stock incentive plan will be terminated and the potential dilution to shareholders will be reduced as a result.

Vote “For” Proposal No. 4: The Company expects that it’s re-incorporation from Delaware to Nevada will measurably reduce its operating costs and will also give it a greater measure of flexibility and simplicity in corporate governance than is available under Delaware law.

If you have any questions or need assistance with your vote, please call our proxy solicitor, Laurel Hill Advisory Group, at 888-742-1305.

On behalf of the Board of Directors, I wish to thank our shareholders for your continued support and look forward to making 2022 and beyond a highly transformative and rewarding period for LogicMark.

Sincerely,

Chia-Lin Simmons

About LogicMark, Inc.

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors.  LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

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Investor Relations Contact:

CORE IR

Investor@logicmark.com

516 222 2560

Media:

Jules Abraham

917 885 7378

Below is a copy of the Postcard.

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Note: Notwithstanding the foregoing or anything to the contrary contained herein, due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders, directors, management and associates, the Company is planning for the possibility that there may be limitations on attending the Annual Meeting in person, or the Company may decide to hold the Annual Meeting on a different date, at a different location or by means of remote communication (i.e., a “virtual meeting”).